Exhibit 10.3(k)

[Insert date]

[Insert name]

[Insert address]

Dear [Insert Name]:

I am pleased to inform you that you have been granted an award of [Insert number of stock options] stock options at an exercise price of $[Insert price] pursuant to the ADTRAN, Inc. 2010 Directors Stock Plan (the “Plan”).  The award is subject to the terms of the Plan and a related award agreement, both of which can be found on the Plan’s online portal, Morgan Stanley StockPlan Connect (https://www.stockplanconnect.com/).

In order to confirm your award, please visit the portal and follow the relevant instructions to acknowledge and accept it.  If you have any questions, please contact Gayle Ellis at (256) 963-8220 or gayle.ellis@adtran.com.

ADTRAN, INC.

/s/ Thomas R. Stanton

Thomas R. Stanton

Chairman of the Board and Chief Executive Officer